Filed pursuant to Rule to 424(b)(2)

 Registration Statement No. 333-198735

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. May 18, 2016.

GS Finance Corp. $ Underlier-Linked Relative Performance Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (expected to be June 7, 2017) is based on (1) the performance of three weighted basket indexes: the CAC 40® Index (50% weighting), the MDAX® (30% weighting) and the Swiss Market Index (20% weighting) and (2) the performance of the STOXX® Europe 600 Index. The initial underlier level for each underlying index will be determined on the trade date (expected to be May 20, 2016). The final underlier level for each underlying index is the arithmetic average of the closing levels of such underlying index on each of the averaging dates in 2017 (expected to be May 29, 30, 31 and June 1 and 2, 2017). The underlier return of each underlying index will be the percentage increase or decrease in its final underlier level from its initial underlier level.  The weighted basket return will equal the sum of, for each weighted basket index, the product of (i) such weighted basket index’s underlier return times (ii) its weight. The STOXX® Europe 600 performance will equal the underlier return of the STOXX® Europe 600 Index.

If the weighted basket return and the STOXX® Europe 600 performance are both positive, the note performance will equal the weighted basket performance, which is the weighted basket return multiplied by the upside participation rate of 131.00%. In this case, the return on your notes will be positive.

If the weighted basket return is positive, but the STOXX® Europe 600 performance is negative, the note performance will equal the weighted basket performance plus the STOXX® Europe 600 performance (e.g., if the weighted basket performance is +10% and the STOXX® Europe 600 performance is -20%, the note performance will equal -10%). The return on your notes will be negative in the event that the STOXX® Europe 600 performance declines by more on a percentage basis than the percentage increase represented by the weighted basket performance.

If the weighted basket return is negative, but the STOXX® Europe 600 performance is positive, the note performance will equal zero and the return on your notes will be zero.

If the weighted basket return and the STOXX® Europe 600 performance are both negative, the note performance will equal the STOXX® Europe 600 performance. In this case, the return on your notes will be negative and you could lose a substantial portion of your investment in the notes.

At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to $1,000 times the sum of (i) one plus (ii) the note performance.

A decline in one weighted basket index may offset increases in the other weighted basket indexes, and a decline in the STOXX® Europe 600 Index may offset a positive weighted basket return. Due to the unequal weighting of each weighted basket index, the performance of the CAC 40® Index will have a significantly larger impact on your return on the notes than the performance of the other weighted basket indexes. In addition, you will not participate in any increase in the STOXX® Europe 600 Index. You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-13.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $960 and $990 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be May 25, 2016	Original issue price:	100.00% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

*Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of      % of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.	JPMorgan
Placement Agent

Prospectus Supplement No.           dated         , 2016.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $960 and $990 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $     per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through            .

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-23. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer:  GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Weighted basket indexes:  the CAC 40® Index (Bloomberg symbol, “CAC Index”), as sponsored, calculated, published and disseminated daily by Euronext N.V.; the MDAX® (Bloomberg symbol, “MDAX Index”), as calculated, published and disseminated by Deutsche Börse AG (“Deutsche Börse”); and the Swiss Market Index (Bloomberg symbol, “SMI Index”), as published by SIX Group Ltd. (“SIX Group”)

STOXX® Europe 600 Index:  the STOXX® Europe 600 Index (Bloomberg symbol, “SXXP Index”), as disseminated and published by STOXX Limited

Underliers:  the weighted basket indexes and the STOXX® Europe 600 Index, collectively (see “The Underliers” on page S-31)

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount of $1,000; $            in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $10,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-16 of this prospectus supplement

Supplemental discussion of federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underliers, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-60 below. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.

Cash settlement amount: for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to $1,000 times the sum of (i) one plus (ii) the note performance

Note performance:

•                  If the weighted basket return is positive and the underlier return of the STOXX® Europe 600 Index is positive or zero, the note performance will equal the weighted basket performance.  In this case, the return on your notes will be positive.

•                  If the weighted basket return is positive, but the underlier return of the STOXX® Europe 600 Index is negative, the note performance will equal the weighted basket performance plus the underlier return of the STOXX® Europe 600 Index.  In this case, the return on your notes could be positive or negative, and will be negative in the event that the decline in the performance of the STOXX® Europe 600 Index is greater than the weighted basket performance.

•                  If the weighted basket return is zero or negative, but the underlier return of the STOXX® Europe 600 Index is positive, the note performance will equal zero.  In this case, the return on your notes will be zero.

•                  If the weighted basket return is zero or negative and the underlier return of the STOXX® Europe 600 Index is zero, the note performance will equal zero. In this case, the return on your notes will be zero.

•                  If the weighted basket return is zero or negative and the underlier return of the STOXX® Europe 600 Index is negative, the note performance will equal the underlier return of the STOXX® Europe 600 Index. In this case, the return on your notes will be negative and you could lose your entire investment in the notes.

Weighted basket performance: the product of the weighted basket return multiplied by the upside participation rate

Weighted basket return: the sum of, for each weighted basket index, the product of (i) such weighted basket index’s underlier return times (ii) its weight

Weight: 50.00% with respect to the CAC 40® Index; 30.00% with respect to the MDAX®; and 20.00% with respect to the Swiss Market Index

Underlier return:  with respect to any underlier, the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate:  131.00%

Initial underlier level for the CAC 40® Index (to be set on the trade date):

Initial underlier level for the MDAX® (to be set on the trade date):

Initial underlier level for the Swiss Market Index (to be set on the trade date):

Initial underlier level for the STOXX® Europe 600 Index (to be set on the trade date):

Final underlier level:  with respect to any underlier, the arithmetic average of the closing levels of such underlier on each of the averaging dates, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-25 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlier” on page S-25

Trade date: expected to be May 20, 2016

Original issue date (settlement date) (to be set on the trade date):  expected to be May 25, 2016

Stated maturity date (to be set on the trade date):  expected to be June 7, 2017, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-25

Averaging dates (to be set on the trade date):  expected to be May 29, 2017, May 30, 2017, May 31, 2017, June 1, 2017 and June 2, 2017, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Averaging Dates” on page S-25

Determination date (to be set on the trade date):  the last averaging date, expected to be June 2, 2017, subject to adjustment “Specific Terms of Your Notes —Payment of Principal on Stated Maturity Date — Averaging Dates” on page S-25

No interest:  the offered notes will not bear interest

Defeasance:  not applicable

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:  the offered notes will not be subject to redemption right or price dependent redemption right

Closing level:  as described under “Specific Terms of Your Notes — Special Calculation Provisions— Closing Level” on page S-27

Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-27

Trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-27

Calculation agent:  Goldman, Sachs & Co. (“GS&Co.”)

CUSIP no.:  40054KCP9

ISIN no.:  US40054KCP93

Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-30

ERISA:  as described under “Employee Retirement Income Security Act” on page S-64

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Additional Terms Specific to Your Notes

You should read this prospectus supplement together with the prospectus dated December 22, 2015 and the prospectus supplement dated December 22, 2015. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated December 22, 2015:

http://www.sec.gov/Archives/edgar/data/886982/000119312515410922/d105600d424b2.htm

Prospectus supplement dated December 22, 2015:

http://www.sec.gov/Archives/edgar/data/886982/000119312515410934/d66002d424b2.htm

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the underliers on the averaging dates could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels for each underlier that are entirely hypothetical; no one can predict what the level of any underlier will be on any day throughout the life of your notes, and no one can predict what the closing level of any underlier will be on any averaging date.  The underliers have been highly volatile in the past — meaning that the levels of the underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-13 of this prospectus supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	131.00%

Neither a market disruption event nor a non-trading day occurs with respect to any underlier on any averaging date

No change in or affecting any of the underlier stocks or the methods by which the respective underlier sponsors calculate the underliers

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier levels for the underliers.  Such levels will serve as the baselines for determining the note performance and the amount, if any, that we will pay on your notes at maturity. We will not do so until the trade date.  As a result, the actual initial underlier levels for the underliers may differ substantially from their respective levels prior to the trade date. They may also differ substantially from their respective levels at the time you purchase your notes.

For these reasons, the actual performance of the underliers over the life of your notes, as well as the amount payable at maturity, if any, may bear little or no relation to the hypothetical examples shown below or to the historical levels of each underlier shown elsewhere in this prospectus supplement.  For information about the historical levels of each underlier during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” and The Underliers — Historical Performance of the Underliers” on pages S-55 and S-59, respectively.  Before investing in the offered notes, you should consult publicly available information to determine the level of the underliers between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underliers.

In the following table, the black highlighted horizontal row indicates a range of hypothetical weighted basket returns from -100.00% to 100.00%.  The grey highlighted vertical column indicates a range of hypothetical underlier returns of the STOXX® Europe 600 Index from -100.00% to 100.00%.  Each entry outside of the grey and black highlighted row and column indicates a hypothetical cash settlement amount (expressed as a percentage of the face amount) for the given combination of a hypothetical weighted basket return and a hypothetical underlier return of the STOXX® Europe 600 Index, calculated based on the key terms and assumptions above.  Thus, a hypothetical cash settlement amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical weighted basket return and hypothetical underlier return of the STOXX® Europe 600 Index and the assumptions noted above. Even if the weighted basket return is positive, the return on your notes will be negative if the decline in the performance of the STOXX® Europe 600 Index is greater than the weighted basket performance.  Further, if the weighted basket return is zero or negative and the underlier return of the STOXX® Europe 600 Index is negative, you may lose your entire investment in the notes.

Underlier Return of the STOXX® Europe 600 Index*
100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	101.31%	106.55%	113.10%	119.65%	126.20%	132.75%	165.50%	231.00%
100.00%	100.00%	100.00%	100.00%	100.00%	50.00%	100.00%	101.31%	106.55%	113.10%	119.65%	126.20%	132.75%	165.50%	231.00%
100.00%	100.00%	100.00%	100.00%	100.00%	25.00%	100.00%	101.31%	106.55%	113.10%	119.65%	126.20%	132.75%	165.50%	231.00%
100.00%	100.00%	100.00%	100.00%	100.00%	10.00%	100.00%	101.31%	106.55%	113.10%	119.65%	126.20%	132.75%	165.50%	231.00%
100.00%	100.00%	100.00%	100.00%	100.00%	1.00%	100.00%	101.31%	106.55%	113.10%	119.65%	126.20%	132.75%	165.50%	231.00%
-100.00%	-50.00%	-25.00%	-10.00%	-1.00%	%	0.00%	1.00%	5.00%	10.00%	15.00%	20.00%	25.00%	50.00%	100.00%
100.00%	100.00%	100.00%	100.00%	100.00%	0.00%	100.00%	101.31%	106.55%	113.10%	119.65%	126.20%	132.75%	165.50%	231.00%
99.00%	99.00%	99.00%	99.00%	99.00%	-1.00%	99.00%	100.31%	105.55%	112.10%	118.65%	125.20%	131.75%	164.50%	230.00%
95.00%	95.00%	95.00%	95.00%	95.00%	-5.00%	95.00%	96.31%	101.55%	108.10%	114.65%	121.20%	127.75%	160.50%	226.00%
90.00%	90.00%	90.00%	90.00%	90.00%	-10.00%	90.00%	91.31%	96.55%	103.10%	109.65%	116.20%	122.75%	155.50%	221.00%
85.00%	85.00%	85.00%	85.00%	85.00%	-15.00%	85.00%	86.31%	91.55%	98.10%	104.65%	111.20%	117.75%	150.50%	216.00%
80.00%	80.00%	80.00%	80.00%	80.00%	-20.00%	80.00%	81.31%	86.55%	93.10%	99.65%	106.20%	112.75%	145.50%	211.00%
75.00%	75.00%	75.00%	75.00%	75.00%	-25.00%	75.00%	76.31%	81.55%	88.10%	94.65%	101.20%	107.75%	140.50%	206.00%
50.00%	50.00%	50.00%	50.00%	50.00%	-50.00%	50.00%	51.31%	56.55%	63.10%	69.65%	76.20%	82.75%	115.50%	181.00%
25.00%	25.00%	25.00%	25.00%	25.00%	-75.00%	25.00%	26.31%	31.55%	38.10%	44.65%	51.20%	57.75%	90.50%	156.00%
0.00%	0.00%	0.00%	0.00%	0.00%	-100.00%	0.00%	1.31%	6.55%	13.10%	19.65%	26.20%	32.75%	65.50%	131.00%

* The weighted basket return will equal the sum of, for each weighted basket index, the product of (i) such weighted basket index’s underlier return times (ii) its weight.  The underlier return of the STOXX® Europe 600 Index will equal the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage.

If, for example, the weighted basket return were determined to be -10.00% and the underlier return of the  STOXX® Europe 600 Index were determined to be -10.00%, the cash settlement amount that we would deliver on your notes at maturity would be 90.00% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 10.00% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the weighted basket return were determined to be 1.00% and the underlier return of the STOXX® Europe 600 Index were determined to be -10.00%, the cash settlement amount that we would deliver on your notes at maturity would be 91.31% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 8.69% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  Alternatively, if the weighted basket return were determined to be -10.00% and the underlier return of the STOXX® Europe 600 Index were determined to be 50.00%, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.00% of the face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any positive underlier return of the STOXX® Europe 600 Index.

The following scenarios and examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final underlier levels of the underliers, calculated based on the key terms and assumptions above.  The note performance will be based, in part, on the weighted basket return and the underlier return of the STOXX® Europe 600 Index.  The weighted basket return represents the sum of, for each weighted basket index, the product of (i) such weighted basket index’s underlier return times (ii) its weight. For any underlier, the underlier return is the percentage change from the applicable initial underlier level to the applicable final underlier level.  The numbers below have been rounded for ease of analysis.

Scenario 1.  The hypothetical weighted basket return is positive and the hypothetical underlier return of the STOXX® Europe 600 Index is positive.  The hypothetical cash settlement amount will be greater than the $1,000 face amount, and you will not participate in any increase in the level of the STOXX® Europe 600 Index.

Weighted Basket Index	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Weight
CAC 40® Index	4,000.00	5,200.00	30.00%	50.00%
MDAX®	20,000.00	23,000.00	15.00%	30.00%
S&P Swiss Market Index	8,000.00	10,400.00	30.00%	20.00%
			Hypothetical Weighted Basket Return	25.50%

	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
STOXX® Europe 600 Index	300.00	450.00	50.00%

In this scenario, the hypothetical final underlier level for each underlier increased from its respective hypothetical initial underlier level.  Because the hypothetical weighted basket return is positive and the hypothetical underlier return of the STOXX® Europe 600 Index is positive or zero, the note performance will equal the weighted basket performance, calculated as follows:

weighted basket performance: 25.50% × 131.00% = 33.41%

In this case, the return on your notes will be positive.  In addition, you will not participate in any increase in the level of the STOXX® Europe 600 Index.

Scenario 2.  The hypothetical weighted basket return is positive, but the hypothetical underlier return of the STOXX® Europe 600 Index is negative.  In this case, the return on your notes could be positive or negative, but will be negative in the event that the decline in the performance of the STOXX® Europe 600 Index is greater than the weighted basket performance.

Example 1:

Weighted Basket Index	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Weight
CAC 40® Index	4,000.00	4,800.00	20.00%	50.00%
MDAX®	20,000.00	22,000.00	10.00%	30.00%
S&P Swiss Market Index	8,000.00	8,800.00	10.00%	20.00%
			Hypothetical Weighted Basket Return	15.00%

	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
STOXX® Europe 600 Index	300.00	270.00	-10.00%

In this example, the hypothetical final underlier level for each weighted basket index increased from its respective hypothetical initial underlier level.  However, the hypothetical final underlier level for the STOXX® Europe 600 Index decreased from its hypothetical initial underlier level.  Because the hypothetical weighted basket return is positive and the hypothetical underlier return of the STOXX® Europe 600 Index is negative, the note performance will equal the weighted basket performance plus the performance of the STOXX® Europe 600 Index, calculated as follows:

weighted basket performance: 15.00% × 131.00% = 19.65%

note performance: 19.65% + -10.00% = 9.65%

As a result, the hypothetical cash settlement amount will equal:

$1,000 × (1 + 9.65%) = $1,096.50

In this case, the return on your notes will be positive because the decline in the performance of the STOXX® Europe 600 Index is less than the weighted basket performance.

Example 2:

Weighted Basket Index	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Weight
CAC 40® Index	4,000.00	4,800.00	20.00%	50.00%
MDAX®	20,000.00	23,000.00	15.00%	30.00%
S&P Swiss Market Index	8,000.00	9,200.00	15.00%	20.00%
			Hypothetical Weighted Basket Return	17.50%

	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
STOXX® Europe 600 Index	300.00	210.00	-30.00%

In this example, the hypothetical final underlier level for each weighted basket index increased from its respective hypothetical initial underlier level.  However, the hypothetical final underlier level for the STOXX® Europe 600 Index decreased from its hypothetical initial underlier level.  Because the hypothetical weighted basket return is positive and the hypothetical underlier return of the STOXX® Europe 600 Index is negative, the note performance will equal the weighted basket performance plus the performance of the STOXX® Europe 600 Index, calculated as follows:

weighted basket performance: 17.50% × 131.00% = 22.925%

note performance: 22.925% + -30.00% = -7.08%

As a result, the hypothetical cash settlement amount will equal:

$1,000 × (1 + -7.08%) = $929.25

In this case, the return on your notes will be negative because the decline in the performance of the STOXX® Europe 600 Index is greater than the weighted basket performance.

Scenario 3.  The hypothetical weighted basket return is zero or negative and the hypothetical underlier return of the STOXX® Europe 600 Index is negative.  In this case, the return on your notes will be negative and you could lose your entire investment in the notes.

Weighted Basket Index	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Weight
CAC 40® Index	4,000.00	2,800.00	-30.00%	50.00%
MDAX®	20,000.00	24,000.00	20.00%	30.00%
S&P Swiss Market Index	8,000.00	9,600.00	20.00%	20.00%
			Hypothetical Weighted Basket Return	-5.00%

	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
STOXX® Europe 600 Index	300.00	210.00	-30.00%

In this scenario, the hypothetical final underlier level for two weighted basket indexes increased from their respective hypothetical initial underlier level, while the hypothetical final underlier level for one weighted basket index decreased from its hypothetical initial underlier level.  Because the weighted basket indexes are unequally weighted, increases in the lower weighted basket indexes will be offset by decreases in the more heavily weighted basket index. In this scenario, the large decline in the CAC 40® Index results in a negative hypothetical weighted basket return even though the MDAX® and S&P Swiss Market Index increased. In addition, the hypothetical final underlier level for the STOXX® Europe 600 Index decreased from its hypothetical initial underlier level.  Because both the hypothetical weighted basket return and the hypothetical underlier return of the STOXX® Europe 600 Index are negative, the note performance will equal the hypothetical underlier return of the STOXX® Europe 600 Index, calculated as follows:

weighted basket performance: -5.00%

note performance: -30.00%

As a result, the hypothetical cash settlement amount will equal:

$1,000 × (1 + -30.00%) = $700.00

In this scenario, the return on your notes will be negative and you could lose your entire investment in the notes.

Scenario 4.  The hypothetical weighted basket return is zero or negative, but the hypothetical underlier return of the STOXX® Europe 600 Index is positive.  In this case, the return on your notes will be zero.

Weighted Basket Index	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Weight
CAC 40® Index	4,000.00	3,200.00	-20.00%	50.00%
MDAX®	20,000.00	16,000.00	-20.00%	30.00%
S&P Swiss Market Index	8,000.00	6,400.00	-20.00%	20.00%
			Hypothetical Weighted Basket Return	-20.00%

	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
STOXX® Europe 600 Index	300.00	450.00	50.00%

In this scenario, the hypothetical final underlier level for each weighted basket index decreased from its respective hypothetical initial underlier level.  However, the hypothetical final underlier level for the STOXX® Europe 600 Index increased from its hypothetical initial underlier level.  Although the hypothetical underlier return of the STOXX® Europe 600 Index is positive, the note performance will equal zero and you will not participate in any increase in the level of the STOXX® Europe 600 Index.  The cash settlement amount will equal the face amount of your notes.

Hypothetical Averaging Date Scenarios

The examples below demonstrate how changes in the hypothetical closing levels of the underliers on the averaging dates may affect their respective final underlier levels and, consequently, the cash settlement amount that you will receive on the stated maturity date for each $1,000 face amount of your notes, based on the assumptions noted above.  The examples below illustrate the hypothetical closing levels of an underlier for each of the averaging dates.  The hypothetical underlier returns below are rounded to the nearest one-hundredth of a percent.

Scenario 1

Hypothetical Initial Underlier Level	100
Hypothetical Closing Level, 1st Averaging Date	80
Hypothetical Closing Level, 2nd Averaging Date	70
Hypothetical Closing Level, 3rd Averaging Date	100
Hypothetical Closing Level, 4th Averaging Date	101
Hypothetical Closing Level, 5th Averaging Date	130
Hypothetical Final Underlier Level	96.20
Hypothetical Underlier Return	-3.80%

In the first scenario, the hypothetical closing level of the underlier is lower than the initial underlier level on each of the first two averaging dates and returns to the hypothetical initial underlier level on the third averaging date.  The closing level of the underlier then is greater than the hypothetical initial underlier level on each subsequent averaging date, eventually reaching a level on the final averaging date that is 30.00% higher than the hypothetical initial underlier level.  However, due to the decrease in the hypothetical closing level of the underlier relative to the hypothetical initial underlier level on each of the first two averaging dates, the hypothetical final underlier level, which is the arithmetic average (as determined by the calculation agent) of the hypothetical closing levels of the underlier on each of the averaging dates, is lower than the hypothetical initial underlier level.

Scenario 2

Hypothetical Initial Underlier Level	100
Hypothetical Closing Level, 1st Averaging Date	100
Hypothetical Closing Level, 2nd Averaging Date	120
Hypothetical Closing Level, 3rd Averaging Date	80
Hypothetical Closing Level, 4th Averaging Date	120
Hypothetical Closing Level, 5th Averaging Date	80
Hypothetical Final Underlier Level	100.00
Hypothetical Underlier Return	0.00%

In the second scenario, the hypothetical closing level of the underlier fluctuates dramatically after the first averaging date from one averaging date to the next averaging date.  The increases in the hypothetical closing level of the underlier on some of the averaging dates are offset by decreases in the hypothetical closing level of the underlier on the other averaging dates.  As a result, the hypothetical final underlier level is equal to the hypothetical initial underlier level.

Scenario 3

Hypothetical Initial Underlier Level	100
Hypothetical Closing Level, 1st Averaging Date	105
Hypothetical Closing Level, 2nd Averaging Date	110
Hypothetical Closing Level, 3rd Averaging Date	115
Hypothetical Closing Level, 4th Averaging Date	120
Hypothetical Closing Level, 5th Averaging Date	75
Hypothetical Final Underlier Level	105.00
Hypothetical Underlier Return	5.00%

In the third scenario, the hypothetical closing level of the underlier increases on the first four averaging dates, but decreases to a level that is 25.00% lower than the hypothetical initial underlier level on the last averaging date. Even though the hypothetical closing level of the underlier steadily increases over most averaging dates, the dramatic decrease in the hypothetical closing level of the underlier on one averaging date has a large impact on the hypothetical final underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the underliers that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-15.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us

(with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final underlier levels for the underliers, nor can we predict the relationship between the level of each weighted basket index, the level of the STOXX® Europe 600 Index and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date, if any, and the rate of return on the offered notes will depend on the initial underlier level of each underlier, which we will set on the trade date, and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date, if any, may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by the Goldman Sachs Group, Inc.” on page 33 of the accompanying prospectus.

The Cash Settlement Amount on Your Notes Is Linked to the Closing Levels of the Underliers on Five Averaging Dates

The final underlier level for each underlier will equal the arithmetic average of the closing levels of such underlier on each of the five averaging dates (each of which is subject to postponement in the case of market disruption events or non-trading days), and therefore not the simple performance of the underliers over the life of your notes.  For example, if the closing level of one or more of the underliers dramatically increased on the last averaging date (in other words, the determination date), the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked only to the closing levels of the underliers on that last averaging date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the note performance which, in turn, is based on the weighted basket return and the underlier return of the STOXX® Europe 600 Index.  The weighted basket return is the sum of, for each weighted basket index, the product of (i) such weighted basket index’s underlier return times (ii) its weight.  The underlier return of each weighted basket index, and the underlier return of the STOXX® Europe 600 Index, represents the percentage change in the applicable underlier from its initial underlier level to its final underlier level.  If the weighted basket return is zero or negative, the return on your notes will be based solely on any negative underlier return of the STOXX® Europe 600 Index and the amount in cash you will receive on your notes on the stated maturity date, if any, may be less than the face amount of your notes.  Thus, if the weighted basket return is zero or negative and the underlier return of the STOXX® Europe 600 Index is negative, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

A Negative Underlier Return of the STOXX® Europe 600 Index Will Reduce Your Payment at Maturity on the Notes

The cash settlement amount payable on the stated maturity date will be based, in part, on the underlier return of the STOXX® Europe 600 Index, provided that you will not participate in any positive underlier return of the STOXX® Europe 600 Index.  If the level of the STOXX® Europe 600 Index decreases from its initial underlier level to its final underlier level, the amount you would receive at maturity will be less than if your notes were linked only to the underlier returns of the weighted basket indexes.  Even if the levels of the weighted basket indexes increase from their respective initial underlier levels on the trade date to their final underlier levels, resulting in a positive weighted basket return, if such increase, as multiplied by the upside participation rate, is not enough to offset a negative underlier return of the STOXX® Europe 600 Index, your cash settlement amount will be less than the face amount of the notes.

You Will Not Participate in Any Increase in the Level of the STOXX® Europe 600 Index

The cash settlement amount for your notes is based, in part, on the underlier return of the STOXX® Europe 600 Index.  However, if the underlier return of the STOXX® Europe 600 Index is positive, the note performance will not get the benefit of any such positive underlier return of the STOXX® Europe 600 Index; any positive note performance in such a case will be dependent upon the performance of the weighted basket indexes.  Therefore, you will not participate in any increase in the STOXX® Europe 600 Index.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

A Decrease in the Level of One Weighted Basket Index May Offset an Increase in the Level of the Other Weighted Basket Indexes

Because the weighted basket return is the sum of, for each weighted basket index, the product of (i) such weighted basket index’s underlier return times (ii) its weight, a decline in the level of one weighted basket index may offset increases in the levels of the other weighted basket indexes.  As a result, the weighted basket return may be reduced by a decline in one weighted basket index, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the weighted basket indexes are not equally weighted, increases in the lower weighted basket indexes may be offset by even small decreases in the more heavily weighted basket indexes.

There May Be Correlation in the Performances of the Underliers

A decrease in the levels of the weighted basket indexes from their initial underlier levels to their final underlier levels will not cause the return on your notes to be negative unless the underlier return of the STOXX® Europe 600 Index is also negative.  If the weighted basket return is negative and the underlier return of the STOXX® Europe 600 Index is negative, the return on your notes will be negative and the cash settlement amount at maturity may be zero.  Similarly, if the weighted basket performance does not equal or exceed a decline in the performance of the STOXX® Europe 600 Index, the return on your notes will also be negative.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the levels of the underliers;

•                  the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underliers;

•                  the dividend rates of the underlier stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlier stocks, and which may affect the closing levels of the underliers;

•                  interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the underliers based on their historical performances.  The actual performances of the underliers over the life of the offered notes and the cash settlement amount paid on the stated maturity date may bear little or no relation to the historical closing levels of the underliers or to the hypothetical examples shown elsewhere in this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

If the Levels of the Underliers Change, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently than the performance of the underliers. Changes in the levels of the underliers may not result in a comparable change in the market value of your notes. Even if the level of one or more of the weighted basket indexes is greater than its initial underlier level during some portion of the life of the notes, the market value of your notes may not increase in the same manner.  Similarly, even if the level of the STOXX® Europe 600 Index is greater than or equal to its initial underlier level during some portion of the life of the notes, the market value of your notes may decrease.  We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” and “— A Negative Underlier Return of the STOXX® Europe 600 Index Will Reduce Your Payment at Maturity on the Notes” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the underliers.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underliers or the stocks underlying the underliers, which we refer to as underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity.   Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the levels of the underliers or the underlier stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the underliers — directly or indirectly by affecting the price of the underlier stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indexes, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underliers or underlier stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indexes, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any underlier stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the underliers or underlier stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underliers or underlier stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underliers or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the underliers or the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underliers or underlier stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the underliers or underlier stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the underliers, underlier stocks or other similar securities, which may adversely impact the market for or value of your notes.

The Policies of the Underlier Sponsors and Changes that Affect the Underliers or Underlier Stocks Comprising the Underliers Could Affect the Amount Payable on Your Notes and Their Market Value

The policies of the applicable underlier sponsor concerning the calculation of the level of an underlier, additions, deletions or substitutions of the underlier stocks comprising such underlier, and the manner in which changes affecting the underlier stocks comprising such underlier or their issuers, such as stock dividends, reorganizations or mergers, are, in each case, reflected in the level of such underlier, could affect the level of such underlier and, therefore, the amount payable on the stated maturity date and the market value of your notes before that date.  The amount payable on your notes and their market value could also be affected if an underlier sponsor changes these policies, for example, by changing the manner in which it calculates the level of the underlier, or if an underlier sponsor discontinues or suspends calculation or publication of the level of an underlier, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing levels of the underliers on any averaging date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing levels of the underliers on any averaging date and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of an Index” and “Specific Terms of Your Notes — Role of Calculation Agent” below.

Except to the Extent That We or Our Affiliates May Currently or In the Future Own Securities of the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

We or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the applicable underlier sponsor or the underlier stock issuers.  We are not otherwise affiliated with the issuers of the underlier stocks or the underlier sponsors.  Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underliers or the underlier stock issuers.  You, as an investor in your notes, should make your own investigation into the underliers and the underlier stock issuers.  See “The Underliers” below for additional information about the underliers.

Neither the underlier sponsors nor the underlier stock issuers are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes.  Thus, neither the underlier sponsors nor the underlier stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier Stocks of the CAC 40® Index, the Swiss Market Index or the STOXX® Europe 600 Index

The applicable underlier sponsor for the CAC 40® Index, the Swiss Market Index and the STOXX® Europe 600 Index calculates the level of the applicable underlier by reference to the prices of the stocks included in the applicable underlier, which we refer to as underlier stocks, generally without taking account of the value of dividends paid on those stocks.  Therefore, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in the CAC 40® Index, the Swiss Market Index or the STOXX® Europe 600 Index and received the dividends paid on those stocks.  You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers.  See “—You Have No Shareholder Rights or Rights to Receive Any Shares of Any Underlier Stock” above for additional information.

Past Performance is No Guide to Future Performance

The actual performance of the underliers over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the historical closing levels of the underliers or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the underliers.

Your Notes Are Linked to Underliers Whose Underlier Stocks Are Traded in a Foreign Currency But Not Adjusted to Reflect Their U.S. Dollar Value, And, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

Your notes are linked to underliers whose underlier stocks are traded in a foreign currency but not adjusted to reflect their U.S. dollar value.  The amount payable on your notes at maturity will not be adjusted for changes in the applicable exchange rate.  The amount payable on the stated maturity date will be based solely upon the overall change in the levels of the underliers over the life of your notes.  Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the underliers’ component stocks are listed that, in turn, may affect the levels of the underliers.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive at Maturity

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing levels of the underliers on any averaging date, which we will use to determine the amount, if any, we will pay on the stated maturity date, and whether to postpone any averaging date or the determination date (and, thus, the stated maturity date) because of a market disruption event or a non-trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of any underlier.  See “Specific Terms of Your Notes — Discontinuance or Modification of an Underlier” below.  The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to GS Finance Corp.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone an Averaging Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on a date that would otherwise be an averaging date, a market disruption event with respect to any underlier has occurred or is continuing or that day is not a trading day with respect to any underlier, such averaging date will be postponed until the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled averaging date, each of the underliers has had at least one trading day on which no market disruption event has occurred or is continuing.  In no case, however, will any averaging date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  Moreover, if the last averaging date is postponed to the last possible day, but the market disruption event has not ceased by that day or that day is not a trading day, that day will nevertheless be the last averaging date.  In such a case, the calculation agent will determine the closing level of the underlier for the determination date based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

As a result of any of the foregoing, the stated maturity date for your notes may also be postponed, as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date”.  In such a case, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date.  Moreover, if the closing level of any underlier is not available on any averaging date because of a market disruption event, a non-trading day or for any other reason (except as described under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlier” below), in certain circumstances the calculation agent will determine the closing level of such underlier based on its assessment, made in its sole discretion, of the levels of the applicable underlier as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-60 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

No interest:  we will not pay interest on your notes

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $10,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Weighted Basket Index, Underlier, Underlier Sponsor and Underlier Stocks

In this prospectus supplement, when we refer to a weighted basket index, we mean one of the weighted basket indexes specified on the front cover page (i.e., the CAC 40® Index, the MDAX® and the Swiss Market Index), or any successor underlier, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Underlier” below.  When we refer to the STOXX® Europe 600 Index, we mean such underlier, or any successor underlier, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Underlier” below.  When we refer to underliers with respect to the notes, we mean the weighted basket indexes and the STOXX® Europe 600 Index, collectively.  When we refer to an underlier sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes any underlier as then in effect.  When we refer to the underlier stocks as of any time, we mean the stocks that comprise the applicable underlier as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The cash settlement amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to:

$1,000 times the sum of (i) one plus (ii) the note performance

The note performance will equal:

•                  if the weighted basket return is positive and the underlier return of the STOXX® Europe 600 Index is positive or zero, the weighted basket performance;

•                  if the weighted basket return is positive, but the underlier return of the STOXX® Europe 600 Index is negative, the weighted basket performance plus the underlier return of the STOXX® Europe 600 Index;

•                  if the weighted basket return is zero or negative, but the underlier return of the STOXX® Europe 600 Index is positive, zero;

•                  if the weighted basket return is zero or negative and the underlier return of the STOXX® Europe 600 Index is zero, zero; or

•                  if the weighted basket return is zero or negative and the underlier return of the STOXX® Europe 600 Index is negative, the underlier return of the STOXX® Europe 600 Index.

The weighted basket performance will equal the weighted basket return times the upside participation rate. The weighted basket return will equal the sum of, for each weighted basket index, the product of (i) such weighted basket index’s underlier return times (ii) its weight. The weight of each weighted basket index equals: 50.00% with respect to the CAC 40® Index; 30.00% with respect to the MDAX®;

and 20.00% with respect to the Swiss Market Index. The upside participation rate is expected to equal 131.00%.

With respect to each underlier, the underlier return is calculated by subtracting the initial underlier level from the final underlier level and dividing the result by the initial underlier level, with the quotient expressed as a percentage.

With respect to each underlier, the initial underlier level will equal the closing level of the underlier on the trade date.  The final underlier level for each underlier will equal the arithmetic average of the closing levels of such underlier on each of the averaging dates, subject to adjustments as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of an Underlier” below.

Stated Maturity Date

The stated maturity date is expected to be June 7, 2017 unless that day is not a business day, in which case the stated maturity date will be the next following business day.  If the last averaging date is postponed as described under “— Averaging Dates” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled last averaging date to and including the actual last averaging date.

Determination Date

The determination date for your notes is the last averaging date, expected to be June 2, 2017, subject to adjustment as described under “—Averaging Dates” below.

Averaging Dates

The averaging dates are expected to be May 29, 2017, May 30, 2017, May 31, 2017, June 1, 2017 and June 2, 2017, unless the calculation agent determines that a market disruption event with respect to an underlier occurs or is continuing on such day or such day is not a trading day with respect to an underlier.  In that event, such averaging date will be postponed to the next trading day on which the calculation agent determines that, on or subsequent to such originally scheduled averaging date, each underlier has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each underlier for that averaging date will be determined on or prior to the postponed averaging date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the averaging date may differ from the dates on which the levels of one or more underliers are determined for the purpose of the calculations to be performed on the averaging date.)  If an averaging date is postponed, each subsequent averaging date will be postponed by the same number of scheduled trading days; provided, however, no averaging date will be later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  On such last possible averaging date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the last averaging date.  In such cases, more than one averaging date may occur simultaneously on such last possible day.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event with respect to any underlier occurs or is continuing on a day that would otherwise be an averaging date, or such day is not a trading day, then the applicable averaging date will be postponed as described under “— Averaging Dates” above.  As a result of any of the foregoing, the stated maturity date for your notes may also be postponed, as described under “— Stated Maturity Date” above.  If any averaging date is postponed due to a market disruption event or non-trading day with respect to one or more underliers, the closing levels of the underliers for any postponed averaging date will be calculated based on (i) with respect to each of the underliers that is not affected by the market disruption event or non-trading day, if any, the closing level on the originally scheduled averaging date with respect to each such underlier, if any, (ii) with respect to each of the underliers that is affected by the market disruption event or non-trading day, the closing level on the first trading day following the originally scheduled averaging date on which no market disruption event exists for that underlier, and (iii) the calculation agent’s assessment, in its sole discretion, of the closing level of each underlier on the last possible postponed averaging date with respect to each underlier as to which a market disruption event or non-trading day continues through the last possible postponed averaging date.  As a result, this could result in the closing level of differing underliers being determined on different calendar dates.  For the avoidance of doubt, once the closing level for one or more underliers is determined for an averaging date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or Modification of an Underlier

If, with respect to an underlier, the underlier sponsor discontinues publication of such underlier and such underlier sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable underlier, then the calculation agent will determine the cash settlement amount on the maturity date by reference to the substitute index.  We refer to any substitute index approved by the calculation agent as a successor underlier.

If the calculation agent determines that, with respect to an underlier, publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the cash settlement amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that an underlier, the underlier stocks comprising an underlier or the method of calculating an underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the applicable underlier stocks, and whether the change is made by the applicable underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the applicable underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the applicable underlier by the applicable underlier sponsor pursuant to the then current underlier methodology of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in the applicable underlier or the method of its calculation as it believes are appropriate to ensure that the levels of the underliers used to determine the cash settlement amount on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion.  The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the underliers, the successor underliers, business days, trading days, each underlier return, the weighted basket return, the weighted basket performance, each final underlier level, the stated maturity date, the averaging dates, the note performance, the cash settlement amount on your notes at maturity and any other determination as applicable or specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 15 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean (i) with respect to the MDAX®, the CAC 40® Index and the Swiss Market Index, a day on which (a) the respective principal securities markets for all of the underlier stocks that comprise such underlier are open for trading, (b) the underlier sponsor for such underlier is open for business and (c) such underlier is calculated and published by the applicable underlier sponsor and (ii) with respect to the STOXX® Europe 600 Index, a day on which such underlier is calculated and published by the applicable underlier sponsor, regardless of whether one or more of the principal securities markets for the underlier stocks that comprise such underlier are closed on that day, if the underlier sponsor publishes the level of such underlier on that day.

Closing Level

With respect to any underlier, the closing level on any trading day will be the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:

•     a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the applicable underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•     a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the applicable underlier or to underlier stocks constituting 20% or more, by weight, of the applicable underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•     underlier stocks constituting 20% or more, by weight, of the applicable underlier, or option or futures contracts, if available, relating to the applicable underlier or to underlier stocks constituting 20% or more, by weight, of the applicable underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes.  For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events with respect to an underlier:

•     a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•     a decision to permanently discontinue trading in option or futures contracts relating to the applicable underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts, if available, relating to any underlier or any underlier stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to any underlier or any underlier stock in the primary market for that stock or those contracts, by reason of:

•                  a price change exceeding limits set by that market, or

•                  an imbalance of orders relating to that underlier stock or those contracts, or

•                  a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one or more of the underliers will not, by itself, constitute a market disruption event for the remaining unaffected underliers.

As is the case throughout this prospectus supplement, references to an underlier in this description of market disruption events includes the applicable underlier and any successor underlier, as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We intend to lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and other instruments linked to the underliers on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into in connection with the offered notes and perhaps in connection with other underlier-linked notes we issue, some of which may have returns linked to the underliers or the underlier stocks.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underliers or some or all of the underlier stocks,

•                  may take or dispose of positions in the securities of the underlier stock issuers themselves,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on underliers designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•                  may take short positions in the underlier stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underliers or the underlier stocks. We expect these steps to involve sales of instruments linked to the underliers on or shortly before the any averaging date. These steps may also involve sales and/or purchases of some or all of the underlier stocks, or listed or over-the-counter options, futures or other instruments linked to the underliers, some or all of the underlier stocks or indexes designed to track the performance designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE UNDERLIERS

The Weighted Basket Indexes

The CAC 40® Index

The CAC 40® Index (the “index”) is a free float market capitalization weighted index that reflects the performance of the 40 largest and most actively traded shares listed on Euronext Paris. The index was launched on December 31, 1987 with a base date of December 31, 1987 and a base value of 1,000. The index is sponsored, calculated, published and disseminated daily by Euronext N.V. (the “index sponsor”). The index sponsor is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the index may be obtained from the Euronext website: https://www.euronext.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The index sponsor is responsible for the day-to-day management of the index and for decisions regarding the interpretation of the index methodology. The Conseil Scientifique (the “supervisor”) acts as independent supervisor of the index. The supervisor is responsible for monitoring the selection of constituents for the index and ensuring that the index offers a reliable and representative view of the market. All supervisor decisions will be published without delay following the decision (after market close of the Euronext Paris). Euronext owns all intellectual and other property rights to the index, including the name, the composition and the calculation of the index. CAC® and CAC 40® are registered trademarks of Euronext. Euronext, the index sponsor and the supervisor are not liable for any losses resulting from supplementing, amending, revising or withdrawing the index methodology.

The top ten constituent stocks of the index as of May 16, 2016, by weight, are: Total SA (10.14%), Sanofi SA (8.90%), BNP Paribas SA (5.04%), LVMH Moet Hennessy Louis Vuitton SE (4.38%), AXA SA (4.35%), L’Oreal SA (4.33%), Danone SA (3.86%), Vinci SA (3.61%), Air Liquide SA (3.57%) and Airbus Group SE (3.50%); constituent weights may be found at https://www.euronext.com/en/products/indices/FR0003500008-XPAR/market-information and are updated periodically.

As of May 13, 2016, the sector weightings which comprise the index are: Consumer Discretionary (15.91%), Consumer Staples (11.64%), Energy (10.57%), Financials (16.49%), Health Care (11.31%), Industrials (16.37%), Information Technology (4.33%), Materials (6.82%), Telecommunication Services (3.24%) and Utilities (3.32%); sector weightings may be found at https://www.euronext.com/en/products/indices/FR0003500008-XPAR/market-information and are updated periodically. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Eligible Universe of the Index

The eligible universe of the index is defined as companies that have been admitted to listing on Euronext Paris, regulated market. If a company is not currently listed on the Euronext Paris, it could still be included in the index if (a) a significant portion of its business assets, head-office activities and/or employees remain in France, (b) significant trading volumes of derivative instruments related to the company’s shares remain in Paris, or (c) the company was included in the CAC family on January 1, 2014 insofar as (a) and/or (b) are still applicable. The eligible universe of the index does not include: (a) shares of holding companies whose subsidiaries are listed on Euronext Paris, (b) companies whose shares are allocated to the recovery box or penalty bench, (c) shares quoted in currencies other than Euro, and (d) shares not traded continuously, warrants, rights and other derivative securities.

Liquidity Screening

In order to be included in the index, a company must have a free float adjusted annual trading velocity of at least 20%. The free float adjusted annual trading velocity is calculated by dividing (i) the number of shares traded (including off-exchange transactions within the scope of Euronext’s regulatory environment, such as block trades)  over an annual period by (ii) the product of (a) the free float percentage (rounded up to the nearest 5% multiple) times (b) the number of shares listed as of the review cut-off date.

The free float percentage that is used in the velocity calculation is based on the free float relevant on the review cut-off date. Free float is defined as the outstanding capital less (a) shareholdings exceeding 5%, except where such interests are held by collective investment schemes/mutual funds or pension funds and (b) certain insider holdings (e.g., shares held by directors, employees, founders and family), government holdings and holdings of the company itself (including subsidiaries) irrespective of the size. The free float percentage used in the velocity calculation shall always be at least 25%.

Selection of Index Components

Companies in the eligible universe are ranked based on a combination of two rankings: (a) the value of regulated turnover observed over a 12-month period; and (b) the free float adjusted market capitalization on the review cut-off date.

Value of regulated turnover. The value of regulated turnover includes shares traded on the Euronext and off-exchange transactions within the scope of Euronext’s regulatory environment, such as block trades. If a company’s value of regulated turnover is not available for the entire 12-month period, the available value of regulated turnover will be extrapolated to the entire 12-month period; in such cases, the value of regulated turnover during the first twenty trading days after the company was admitted to listing on Euronext Paris will be ignored. In the event of a spin-off, a split-up or a similar corporate event, the value of regulated turnover before the corporate event will be assigned to the companies resulting from the corporate event based on the ratio of the corporate event. The ratio is determined based on the market capitalization of the resulting entities after the first day of trading.

Free float adjusted market capitalization. Free float adjusted market capitalization is the market capitalization for a company as adjusted by the free float factor.  Market capitalization is equal to the product of (i) the share price of a company times (ii) total number of shares listed on the Euronext Paris.

Changes to the composition of the index are made on a quarterly basis and are based on a combination of the two above-noted rankings. The 35 highest ranking companies are automatically included in the index. The remaining five companies included in the index are selected from a buffer zone of the companies ranked 36th to 45th, where companies currently included in the index have priority over companies not currently included in the index. The index sponsor and the supervisor may exceptionally decide to deviate from the outcome of the rankings if this is in the interest of the users of the index. Guiding principles for such decision are tradability of the index, minimizing index turnover and representativeness.

As only one listing — the most active one — is permitted per company, the listing representing the company’s ordinary shares is generally used.

Index Maintenance

The general aim of the annual and quarterly reviews is to ensure that the selection and weighting of the constituents reflects the underlying market the index represents. The date on which, after the market close, relevant data is gathered that will serve as the basis for the periodical review of the index (the “review cut-off date”) is the last Friday of August (for the annual review), February, May and November (for the quarterly reviews). The date on which, after the market close, the changes relating to the periodical review are announced as well as the preliminary free float factors (the “review effective date”) is the third Friday of September (the annual review), March, June and December (quarterly reviews).

At annual reviews, the number of shares included in the index is updated based on the number of shares listed on the review cut-off date, taking into account adjustments due to corporate actions. The free float factors are updated at the annual review based on the information available as of the review cut-off date. The actual percentage of free float shares is rounded up to the next 5% bracket. A maximum weighting of 15% is applied to each company included in the index at the annual review. The determination of whether a cap applies and the capping factor is as of the date on which, after the market close, the full details are announced regarding the index composition that will come into effect after the review effective date (the “review composition announcement date”).

At quarterly reviews, the number of shares included in the index and the free float factors are updated if the free float factor on the review cut-off date deviates by 10% or more from the free float factor currently applied in the index and/or the number of shares listed on the review cut-off date deviates by more than 20% from the current number of shares included in the index. If this threshold is met, the numbers of shares included in the index will be based on the number of shares listed on the review cut-off date, taking into account adjustments due to corporate actions (although the index sponsor may decide not to update the number of shares for companies after a merger or similar event), and the free float factor will be determined based on the information available as of the review cut-off date. Capping factors are not updated at quarterly reviews for companies that continue to be included in the index. If the free float adjusted number of shares changes for a company included in the index that is subject to cap, the index sponsor will recalculate the capping factor so that the capped free float adjusted number of shares remains unchanged at the quarterly review. For companies, if any, to be added to the index at the quarterly review, the number of shares in the index and the free float factor are determined based on the review cut-off date, while the capping factor is determined based on the review composition announcement date. The weight of companies included in the index is subject to a cap of 15%.

In the event of a takeover or other exceptional circumstances, the index sponsor has the right to revise the selection from the time the announcement is published up to the review composition announcement date. The index sponsor will not change the selection for events that happen after the review composition announcement date. Corporate actions happening before the review effective date will lead to an update of the new composition that is in line with the treatment describe below.

Adjustments for Corporate Actions

The index may be adjusted in order to maintain the continuity of the index level and the composition of the index. Adjustments take place in reaction to events that occur with constituents in order to mitigate or eliminate the effect of that event on the index.

Removal of Constituents

A company included in the index will be removed from the index if it is subject to a takeover, merger or bankruptcy or has ceased to be a viable constituent as defined by the rules. The constituent in question will either be removed or will be replaced by the acquiring company. If a company is removed from the index, the divisor will be adjusted to maintain the index level.

Mergers and acquisitions

In the event of all cash bid, the target company will be removed from the index effective four business days before the close of the (initial) offer period.

In the event of a merger, acquisition or similar situation where the bid is made in the form of shares, the target company will be replaced by the acquiring company, provided that the acquiring company qualifies for inclusion in the index. The replacement will take place after the market close of the first (full) business day after the offer is declared unconditional or successful. The replacement will be executed on the basis of the bid ratio.

In case of a mixed bid of cash and shares, the index sponsor will treat the bid as a share bid if the share part amounts to at least 75% of the offer price, on the day of the publication of the terms of the offer. The replacement will be executed on the basis of the bid ratio. The divisor will be adapted only for the cash part of the offer price.

The index sponsor reserves the right to apply a specific treatment in non-standard situations, including but not limited to: (a) competing bids with differing closing dates or structures, (b) shares trading clearly above the price of the bid, and (c) offers made without the intention to gain full control. A separate announcement detailing the specific treatment will be issued timely to the market.

Delistings, suspensions and company distress

If a company included in the index is suspended, the supervisor will consider whether the company should be removed from the index on the understanding that a transitional period with a maximum of three months may be observed. When a company is removed following suspension, it will be removed at its suspension price unless otherwise decided by the index sponsor. (Effective June 1, 2016, if a company included in the index is suspended, the index sponsor (not the supervisor) will consider whether the company should be removed from the index within five trading days. If the index sponsor decides to allow the company to remain in the index, a further reassessment date will be set. However, the index sponsor reserves the right to take action before that date if new developments give reason to do so.)

If a company included in the index is to be delisted from Euronext, it will be removed from the index as soon as possible on a day announced by the index sponsor. The company will be removed from the index based on either the last known price established during regular daytime trading or else a price determined by the index sponsor. The company may be removed at a price of zero, meaning that there will be no divisor change because of the removal. If another price is set, the divisor will change based on the removal of the value of that company from the index when applying that price.

Pricing sources

In the event that the trading in shares is suspended, the last known price established during regular daytime trading will be used. When trading in a stock is suspended prior to a cash tender offer or a tender offer in the form of a share swap, the price used to calculate the index is: (a) for a cash tender offer, (i) the last price at which shares were traded prior to publication of the regulator’s (AMF) agreement to allow the offer to proceed, or (ii) the price (or prices) of the cash tender offer on the day after publication of the regulator’s (AMF) agreement, up to the moment when trading resumes, and (b) for a tender offer in the form of a share swap, (i) the last price at which shares were traded prior to publication of the regulator’s (AMF) agreement to allow the offer to proceed, or (ii) the value of shares offered in Euros (if traded or estimated on the French market) on the day after publication of the regulator’s (AMF) agreement, up to the moment when trading resumes.

Split Up / Spin-off

In the event that a company included in the index is split up, the companies resulting from the split, including the original company, will continue to be included in the index provided that they still qualify as eligible companies in their own right. The index may then temporarily consist of fewer than, or more than the standard number of constituents until the next periodical review takes place. If the shareholder of a company does not automatically receive shares in a company which is created as a result of the split up, this company is considered to be a newly listed company. The removal of any non-qualifying company resulting from a split up will take place after the close of the first day of trading in the shares of that company. If all companies resulting from the split are to be removed, the removal will take place at the close of the last trading day before the split.

Early Inclusion of Non-Constituents

Newly listed companies are considered for inclusion in the index at the time of the periodical index rebalancing.

Special Dividends

The index will be adjusted for special dividends by reducing the closing price of the share in question. Subsequently, the divisor will be adjusted to maintain the index level. The adjustments will be based on gross amounts.

Rights Issues and Other Rights

In the event of a rights issue, the new shares will be included in the index on the ex-date of the rights issue and an adjusted closing price will be applied as calculated by the index sponsor. The adjustment will be made based on the shares currently in the index. The divisor will be adjusted so that the level of the index remains the same. The new shares are only added if less than 0.4 shares are issued for every share that is currently held and if the new shares are fungible with the existing line of shares (e.g., no dividend disadvantage). Otherwise the index is adjusted based on the value of the rights only. The index will be adjusted only if the rights represent a positive value. The index will also be adjusted if a value can be attributed to a subscription right for convertible bonds, bonds with warrants or warrants with preferential rights for shareholders or similar situations.

Bonus Issues, Stock Splits and Reverse Stock Splits

For bonus issues, stock splits and reverse stock splits, the number of shares included in the index will be adjusted in accordance with the ratio given in the corporate action. The divisor will not be adjusted because of these events. The index sponsor may regard a bonus issue as the issue of an entitlement in lieu of an ordinary dividend.

Changes in Number of Shares or Free Float

In between the reviews, the number of shares included in the index and free float factors will remain unchanged.

Partial Tender Offers on Own Shares

The index sponsor will adjust the divisor of the index if the premium represents more than 5% of the share price of the close on the penultimate day before the ex-date (the day prior to the last day before the ex-date). The premium is calculated as the difference between the offered price and the closing price, multiplied by the percentage of the share capital targeted in the offer. If the divisor is adjusted, the number of shares in the index will be adjusted as well.

Cases Not Addressed by the Index Methodology

In cases which are not expressly covered in the index methodology, operational adjustments will take place along the lines of the aim of the index. Operational adjustments may also take place if, in the opinion of the index sponsor, it is desirable to do so to maintain a fair and orderly market in derivatives on the index and/or this is in the best interests of the investors in products based on the index and/or the proper functioning of the markets. The index sponsor will report to the supervisor if it took a decision about a case which is not specifically covered in the rules for comments and review. The index methodology may be supplemented, amended in whole or in part, revised or withdrawn at any time. Supplements, amendments, revisions and withdrawals may also lead to changes in the way the index is compiled or calculated or affect the index in another way. The index sponsor will submit all decisions regarding supplementing, amending, revising or withdrawing these rules to the supervisor for recommendations or approval.

Index Calculation

The index is calculated on a price return basis using the following equation.

Where,

t = time of calculation

N = number of constituent equities in index

Qi, t = number of shares of equity i included in the index on day t

Fi, t = free float factor of equity i

fi, t = capping factor of equity i

Ci, t = price of equity i on day t

Xi, t = current exchange rate on t (note: factor is equal to 1 if not applied for the index)

dt = divisor of the index on day t

The divisor was determined on the initial capitalization base of the index and the base level. The divisor is adapted as a result of corporate actions and composition changes, as described above.

License Agreement between Euronext N.V. and Goldman Sachs

Euronext N.V. or its subsidiaries holds all (intellectual) proprietary rights with respect to the CAC 40® Index. Euronext N.V. or its subsidiaries do not sponsor, endorse or have any other involvement in the issue and offering of the notes. Euronext N.V. and its subsidiaries disclaim any liability for any inaccuracy in the data on which the CAC 40® Index is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the index, or for the manner in which it is applied in connection with the issue and offering thereof.

CAC® and CAC 40® are registered trademarks of Euronext N.V. or its subsidiaries.

The MDAX®

The MDAX® (EUR Total Return Index), which we refer to as the MDAX® Index or the index, is a free float market capitalization-weighted index that tracks 50 companies in the mid-cap segment of the Prime Standard Segment of Deutsche Börse AG. The MDAX® Index only includes companies belonging to traditional sectors, predominantly those in the pharmaceutical, chemical, engineering and financial sectors. The weight of any single component in the MDAX® Index is capped at 10% of the MDAX® Index capitalization, measured quarterly.  The MDAX® Index is a total return index, which measures income from dividend payments in addition to the actual price performance so as to fully reflect the actual performance of an investment in the index portfolio.

The MDAX® Index has been calculated, published and disseminated by Deutsche Börse AG since January 1, 2006, based on an initial index value of 1,000 as of December 30, 1987.  The level of the MDAX® Index is disseminated, and additional information about the MDAX® Index is published, on the MDAX® Index website: http://www.dax-indices.com.  We are not incorporating by reference the website or any material it includes in this prospectus supplement.  Deutsche Börse AG is under no obligation to continue to publish the MDAX® Index and may discontinue publication of the MDAX® Index at any time. The MDAX® Index is reported by Bloomberg L.P. under the ticker symbol “MDAX.”

We have obtained all information about the MDAX® Index from the MDAX® Index website without independent verification.  We are not incorporating by reference the website or any material it includes in this prospectus supplement.

MDAX® Index Components. As of May 16, 2016, the top ten component stocks of the MDAX® Index, by weight, were:  Airbus Group SE (9.30%); Steinhoff International Holdings NV (6.73%); Deutsche Wohnen AG (5.69%); GEA Group AG (4.74%); Brenntag AG (4.67%); Symrise AG (4.54%); Hannover Rueck SE (3.89%); LEG Immobilien AG (3.38%); Metro AG (2.96%); MTU Aero Engines AG (2.83%).

As of May 13, 2016, the countries which comprise the index represent the following weights in the index: France (9.35%), Germany (82.04%), Luxembourg (1.89%) and the Netherlands (6.72%).

As of May 13, 2016, the sector weightings which comprise the index are: Consumer Discretionary (18.66%), Consumer Staples (3.66%), Financials (18.86%), Health Care (3.63%), Industrials (36.92%), Information Technology (0.22%), Materials (16.61%) and Other (1.45%). Percentages may not sum to 100% due to rounding. Sector designations are determined by Deutsche Börse AG using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

MDAX® Index Composition

Eligibility Criteria

Each company listed on the FWB® Frankfurt Stock Exchange (“FWB®”) may apply for a listing in either the General Standard Segment of the FWB® or the Prime Standard Segment of the FWB®.  In order to be listed in the Prime Standard Segment, issuers are required to maintain higher transparency standards subsequent to admission.

To be included or to remain in the MDAX® Index, companies have to satisfy certain prerequisites.  All classes of shares must:

•      be listed in the Prime Standard Segment of the FWB® (i.e., there is no public information on the existence of an application for revocation pursuant to Section 46 of the Exchange Rules for the

FWB®. Confidential information available to the Listing Services Department of Deutsche Börse AG cannot be considered for these purposes.);

•      be traded continuously on Deutsche Börse AG’s electronic trading system, Xetra®;

•      have a minimum free float of at least 10%;

•      have legal headquarters or operating headquarters in Germany; and

•      have a minimum period of at least 30 days since its first listing

Foreign companies have expanded eligibility criteria to be included in the MDAX® Index. In addition to the criteria listed above, a foreign company must either:

•      have its legal headquarters in the European Union (“EU”) or in the European Free Trade Association (“EFTA”); or

•      have a focus of trading volume on Xetra®. A company focuses its trading volume on Xetra® if at least 33% of its total turnover within the EU or the EFTA has been transacted via the FWB® over the last 12 months. The total aggregate turnover of a company includes the trading turnover generated for all listings (including all listings reported from commonly used public sources) of the company on regulated exchanges or multilateral trading facilities inside the EU/EFTA.

“Legal headquarters” is defined as the operating center (head office) of commercial companies, which is generally specified in the company’s articles of association. “Operating headquarters” is defined as the headquarters of the (division) executive management or the headquarters of the (division) administrative management.

MDAX® Index Selection — Ranking List

Once these basic eligibility prerequisites are satisfied, components are selected for the MDAX® Index based on two quantitative criteria: order book volume and free-float market capitalization, which is determined by reference to a ranking list created and published monthly by Deutsche Börse AG.  The reporting date for collecting data is the last trading day of the month for which the ranking list is created. To create the ranking list, the parameters relevant for the allocation of a rank—order book volume and free float market capitalization— are recorded and rankings are assigned for each parameter, and the index eligibility criteria are checked on the reporting date.

All of the share classes listed on the Prime Standard Segment on Xetra® are listed on the ranking list.  A rank is assigned only to companies which satisfy all prerequisites for inclusion in the MDAX® Index and can therefore be considered for index inclusion.  Share classes that do not satisfy all eligibility criteria, as well as companies that do not satisfy the additional criteria for foreign companies even if they are listed in the MDAX® Index, will also be included on the ranking list.  However, they will not be assigned a rank.  Each ISIN code under which shares in a company are traded is considered a separate class in this regard. If a company has several share classes, only the largest or most liquid share class is given a ranking.

A company that is excluded from the index due to a breach of the volatility criteria (as described below under “Extraordinary adjustments”) will only be considered for a ranking if its annualized volatility of the share price over the last 30 days falls below 150% at the time of ranking and on any of the 14 trading days prior to such date. Re-inclusion in the ranking is also only possible for the company’s class which was excluded from the index.

If a foreign company does not meet the trading criteria on Xetra® on the monthly ranking list, the company will not be ranked. A foreign company will only be ranked once it meets the trading criteria on Xetra® again.

For selection to the index, the Working Committee (as defined below) uses the free float capitalization and order book volume rankings on the most recently published ranking list as a basis for decision-making at its quarterly meetings and in connection with ordinary and extraordinary adjustments to the MDAX® Index discussed below.

Order Book Volume. Order book volume is defined as the sum of the daily turnover of a class of shares as determined on the FWB® over the preceding 12 months. If the order book volumes of a company are not available for the whole 12-month period due to the time of its commencement of trading or its initial listing, the order book volumes of the first 20 trading days are disregarded, and the remainder of the relevant data is linearly projected for 12 months.  This procedure, however, is only applicable to companies which have been traded for at least 30 days as per the reporting date, taking order book volumes of at least 10 days into account for projection purposes.

In the case of a merger of two companies, the order book volumes of both companies are aggregated, provided that both companies had been listed on the FWB® prior to the merger. As a prerequisite for the aggregation of the order book volumes, the non-surviving company or the non-surviving companies are no longer listed separately on the Prime Segment Standard of the FWB®.  At this stage, the order book volumes will be aggregated retroactively for the allocation of a rank.

Free Float Market Capitalization. Free-float market capitalization is equal to the product of market capitalization times the free-float factor (as described below). A volume-weighted average price over 20 days (20-day VWAP) is used to calculate the free float market capitalization. This is calculated as the average value of daily volume-weighted average prices (VWAP) based on Xetra® prices of the last 20 trading days in a class. The VWAP on the last trading day of a month is used to create the ranking list.

Free float refers to the freely tradeable shares of a company that are not held in fixed ownership. For the determination of the free float in the MDAX® Index, the following rules apply:

•      All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company’s share capital attributed to a class of shares are considered to be non-free float.  Shareholdings of an owner also include shareholdings:

o     held by the family of the owner, as defined by Section 15a of the German Securities Trading Act (“WpHG”);

o     for which there is a pooling arrangement in which the owner has an interest;

o     managed or kept in safe custody by a third party for the account of the owner;

o     held by a company which the owner controls, as defined by Section 290 (2) of the German Commercial Code (HCG); or

o     subject to a statutory or contractual qualifying period of at least six months.

•      Shareholdings of an owner do not include shareholdings of:

o     asset managers and trust companies;

o     funds and pension funds; or

o     investment companies or foreign investment companies in their respective special fund assets insofar as they are held as part of short-term investment strategies and the size of a shareholding does not exceed 25% of a company’s share capital. This does not apply to shareholdings held by venture capital companies, government funds or shareholdings held by their financial agencies, or supranational funds.

In this context, shares for which the acquirer has at the time of purchase clearly and publicly stated that strategic goals are being pursued and that the intention is to actively influence the company policies and ongoing business of the company in the long-term are not considered a short-term investment. In addition, shares having been acquired through a public purchase offer will not be considered a short-term investment.

Shares of an owner that are subject to statutory or contractual qualifying period of at least six month with regard to their disposal and shares held by the issuing company (treasury shares) are always considered fixed holdings, irrespective of the size of a shareholding.

In case of an ongoing takeover, shares that are under the control of the acquiring companies via derivatives will also be considered for the determination of the stock’s free float.  The derivatives need to be subject to registration according to legislation in WpHG and the German Securities Acquisition and Takeover Act (“WpUG”).

The criteria discussed above are also fully applied to classes of shares that are subject to restrictions on ownership.  For the purpose of the determination of the free float as described above, each ISIN code under which shares are traded is considered a separate class.

If Deutsche Börse AG determines and publishes a company’s free float within the framework of a scheduled chaining as described below under “Chaining Process”, this free float factor will only be changed or corrected at the next scheduled chaining date.

MDAX® Index Maintenance

The Working Committee for Equity Indices (Arbeitskreis Aktienindizes) (the “Working Committee”) advises Deutsche Börse AG on all issues related to the MDAX® Index, the recommendation of changes to the composition of the index and on the implementation of the methodology rules. The Working Committee is an advisory body consisting of Deutsche Börse AG employees and representatives of other national and international financial institutions.  The Working Committee usually meets on the third trading day in each March, June, September and December, although extraordinary meetings may also be convened. Although Deutsche Börse AG generally makes decisions regarding the index in consultation with the Working Committee, decisions in relation to the composition of the index are ultimately the responsibility of Deutsche Börse AG.

The composition of the MDAX® Index is reviewed exclusively on the basis of the two quantitative criteria referred to above — order book volume and free-float market capitalization. The currently valid and most recently published ranking list always forms the basis for the application of the selection rules discussed below. On that basis, the Working Committee issues a recommendation as to whether a company should be replaced and if so, which company should replace it. Decisions regarding changes to the composition of the index are published by way of a press release following the meeting of the Working Committee after 22:00 Central European Time and online at http://www.dax-indices.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement. In exceptional cases, such as recently announced takeovers or significant changes to the free-float, Deutsche Börse AG may deviate from the rules discussed below, following consultation with the Working Committee.

On a quarterly basis in each March, June, September and December, the MDAX® Index is subject to ordinary adjustment in the following manner:

•      Fast Exit (75/75 rule): An MDAX® Index component stock may be replaced if its ranking in either order book volume or market capitalization is worse than 75. In this case, it is replaced by a company with a larger free-float market capitalization or greater order book volume. The largest company based on free float market capitalization that also fulfills the criteria to remain in the index (i.e., the company is not a regular exit candidate) is given a priority for inclusion in the index. If no such candidate exists, only the free float market capitalization will be considered as a criterion for the decision.

•      Fast Entry (40/40 rule):  A company may be included in the MDAX® Index if it has a rank of 40 or better in both free-float market capitalization and order book volume. In exchange, a company in the index with a lower free float market capitalization or order book volume will be removed from the index. If multiple potential companies are eligible for removal in this way, the company with the lowest free float market capitalization is removed.

On a semi-annual basis in each March and September, the MDAX® Index is subject to ordinary adjustment in the following manner:

•      Regular Exit (60/60 rule):  A company in the MDAX® Index may be replaced if its ranking in both order book volume and free-float market capitalization is worse than 60. In this case, it is replaced by a company with a larger free-float market capitalization or greater order book volume. The largest company based on free-float market capitalization that also fulfills the criteria to remain in the index (i.e., the company is not a regular exit candidate) is given priority for inclusion in the index. If no such candidate exists, only the free-float market capitalization will be looked at as a criterion for the decision.

•      Regular Entry (60/60 rule):  A company may be included in the MDAX® Index if it has a rank of 60 or better in both free-float market capitalization and order book volume. In exchange, a company in the index with a lower free-float market capitalization or order book volume will be removed from the index. If multiple potential companies are eligible for removal in this way, the company with the lowest free-float market capitalization is removed.

Extraordinary adjustments

Extraordinary adjustments to the composition of the MDAX® Index must be made upon the occurrence of specific events discussed below. A successor company is selected based on the most recently published ranking list and the ordinary adjustment rules listed above. Any extraordinary adjustments take place after the press release announcement published by Deutsche Börse AG, with a notice period of two trading days.

•      Insolvency of a Company. Companies for which insolvency proceedings are not initiated for lack of assets, or which are currently in liquidation, are immediately removed from the MDAX® Index. In contrast, companies that filed an application for the opening of insolvency proceedings are only removed from the MDAX® Index in the course of the next quarterly review of the composition of the MDAX® Index.  This also holds true once the insolvency proceedings are commenced.

•      Breach of the Eligibility Criteria. Companies that no longer meet the requirements in order to remain in the MDAX® Index regarding the minimum free float, Prime Standard Segment listing or continuous trading are removed from the index insofar as Deutsche Börse AG becomes aware of this.  Deutsche Börse AG communicates this decision and replaces the relevant company, usually two full trading days after the press release announcement.  In justified cases (for example, in case of inclusion of the successor company in the MDAX® Index), the replacement can be delayed by up to ten trading days.  Where non-compliance with these rules on a future date is already certain, the relevant company may be replaced as early as on the next chaining date.  Companies that no longer meet the additional requirements for foreign companies will not be immediately removed from the MDAX® Index, but will be reviewed during the next quarterly review.

•      Breach of the Volatility Criteria. In addition, a company can be removed immediately if its weight in the MDAX® Index based on its current free-float market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%.  The relevant figures are published by Deutsche Börse AG on a daily basis.

•      Extraordinary Free-Float Adjustments. If the free float factor of a company included in a selection index changes by more than 10 percentage points during the period between two regular chaining dates due to a corporate measure (for example, due to a subscription right or changes in share capital), the free float factor will be updated extraordinarily. Deutsche Börse AG will announce the new free float factor at least two trading days before the change becomes effective.

Free float adjustments resulting from ongoing acquisitions (acquisitions as defined by WpUG) will be made extraordinarily in the index after the initial announcement and the final announcement at the end off the offer period. Index changes will be announces two trading days before the change becomes effective. Shares held in fixed ownership will remain unchanged until further information according to the WPHG or other official sources becomes available.

The extraordinary adjustment in each case will be carried out as described below under “Chaining Process”, with the only difference being that the MDAX® Index composition will not be changed and only the free float factor of the affected company will be updated.

•      Mergers and Acquisitions. In cases of mergers and acquisitions, extraordinary adjustments depend on the occurrence of two possible scenarios: (1) where the absorbing or emerging company meets the eligibility criteria for inclusion in the MDAX® Index, as soon as the free float of the absorbed company falls below 10%, the absorbed company is removed from the MDAX® Index and is replaced by the absorbing or emerging company on the same date; (2) where the absorbing or emerging company is already included in the MDAX® Index or does not meet the eligibility criteria for inclusion in the MDAX® Index, as soon as the free float of the absorbed company falls below 10%, the absorbed company is removed from the MDAX® Index and, on the same date, the absorbed company is replaced by a new company.

MDAX® Index Calculation

The MDAX® Index is weighted by free-float market capitalization.  The MDAX® Index is a total return index, which measures income from dividend payments in addition to the actual price performance as discussed in “Adjustments for Corporate Events” below.

The MDAX® Index is conceived according to the Laspeyres formula set out below:

where:

cit	=	Correction factor of company i at time t

ffiT	=	Free-float factor of share class i at time T

n	=	Number of stocks in the MDAX® Index

piO	=	Closing price of share i on the trading day before the first inclusion in the MDAX® Index

pit	=	Price of share i at time t

qiO	=	Number of shares of company i on the trading day before the first inclusion in the MDAX® Index

qiT	=	Number of shares of company i at time T

t	=	calculation time of the MDAX® Index

KT	=	MDAX® Index-specific chaining factor valid as of chaining date T

T	=	Date of the last chaining

The formula set out below is equivalent in analytic terms, but designed to achieve relative weightings:

The calculation of the MDAX® Index can be reproduced in simplified terms by using the expression Fi:

•      Multiply the current price by the respective Fi weighting factor;

•      Take the sum of these products; and

•      Divide this by the base value (A) which remains constant until a modification in the MDAX® Index composition occurs.

The Fi factors provide information on the number of shares required from each company to track the underlying index portfolio.

Calculation Frequency.

The MDAX® Index calculation is performed on every exchange trading day in Frankfurt, using prices traded on Xetra®, whereby the last determined prices are used. The MDAX® Index is calculated once per second continuously during the day.  The MDAX® Index is distributed as soon as current prices are available for a minimum of 35 of the 50 total index components. If no opening prices for individual companies are available, the respective closing prices of the previous day are used instead for calculating the MDAX® Index.

In the event of a suspension during trading hours, the last price determined before such a suspension is used for all subsequent computations.  If such suspension occurs before the start of trading, the closing price of the previous day is used instead. The closing index level is calculated using the respective closing prices (or last prices) established on Xetra®.

MDAX® Index Weighting and Cap Limit

The MDAX® Index is free float market cap-weighted, whereby the weight of any individual component is proportionate to its respective share in the overall free-float market capitalization of all MDAX® Index component stocks.

Weighting in the MDAX® Index is based exclusively on the free float portion of share capital attributable to each share class.  The number of shares comprising the share capital and the free float factor are updated quarterly during the regular “chaining” process. During the chaining process, the number of shares of individual companies is capped for the MDAX® Index to achieve a limited weight of such companies within the MDAX® Index.  Components of the MDAX® Index are subject to a weighting cap of 10%. Initially the index weightings are calculated with the entire free float market capitalization. In a second step, it is checked whether the capping limit has been exceeded. If this is the case, the number of shares in the affected company is reduced until the weighting is below the capping limit. The implied reduction of the overall index capitalization (the sum of the free float market capitalization of all companies in the index) may mean that another company exceeds the capping limit. Capping is an iterative process and is performed repeatedly until no companies exceed the capping limit. If the capped portion of a company rises above 10% or fall below 10% in the course of a quarter, it is raised or lowered back to the capping limit only on the following chaining date, where applicable.

Chaining Process

Quarterly chaining is carried out on the third Friday in each March, June, September and December (the “chaining date”). The index is calculated on this day using the weights applicable up to that point for the last time. The new weights will apply beginning on the next trading day. Xetra® closing prices on the chaining date form the basis for the chaining process. The quarterly chaining procedure encompasses the following measures:

•                regular changes to the composition of the index are implemented;

•                the number of shares and the respective free float factors are updated in accordance with the capital changes carried out;

•                the accumulated income from distributions and capital changes is allocated to the index component issues according to the respective new weights. For this purpose, the cit correction factors (as described below under “Index Calculation”) are set to 1; and

•                a chaining factor is calculated to avoid a gap in the index

The chaining process is carried out in three steps. First, the index value is calculated on the chaining date according to the old weighting scheme, whereby the below formula applies.

Second, an interim value is calculated using the number of shares valid on the chaining date and the current free float factors. The cit correction factors (as described above under “Index Calculation”) are set to 1. The below formula is applied accordingly and the interim value is then used as an exact figure for subsequent calculations.

Finally, a new chaining factor is calculation by dividing the index value determined in the first step by the interim value determined in the second step. Once the chaining process is complete, the index is then computed on the basis of the new chaining factor. After calculation of the chaining factor, capital changes and dividend payments due on the date of chaining are taken into account via the cit correction factor.

If the composition of the index is extraordinarily adjusted as described below under “Extraordinary Adjustments”, an unscheduled chaining takes place. The unscheduled chaining process takes place as described above, except that the number of shares, free float and cit correction factors are not adjusted. The interim value is calculated on the basis of the companies included in the new index portfolio. Distributions will be adjusted by unscheduled chaining as described below for distributions with greater than 10% of market capitalization, and calculation of the interim value in that case is based on the adjusted price and cit correction factors. The price following the full, expected markdown and the newly calculated cit correction factor are applied for the distribution company.

Adjustments for Corporate Actions

The index is adjusted for exogenous influences such as price-relevant capital changes by means of the cit correction factors, assuming a reinvestment. The index is simultaneously adjusted for systematic price changes using ex-ante calculations of the correction factor, which allows for the first “ex” price to be adequately included for index calculation purposes. As long as no “ex” price is available, the calculated correction factor and a synthetic price accordingly adjusted for the correction factor are used in the index from the ex-date of a share.  The ex-dividend date is the date after which securities without a specific capital measure (e.g., a spinoff) or without a specific right (e.g., a dividend claim or subscription right), are traded.

Cash Dividends and Other Distributions. The cit correction factors for cash dividends, bonuses and special distributions are calculated by dividing (i) the closing price of the relevant share on the day before the ex dividend date by (ii) the result of (a) the closing price of the relevant share on the day before the ex dividend date minus (b) the cash dividend, bonus or special distribution on the current day. Within the framework of index calculation, the share price is consequently modified by the amount of the respective cash distribution, without the deduction of capital gains tax. As compared to price return indices which only account for special distributions, cash dividends and bonus distributions are also corrected in the MDAX® Index.

Stock Dividends. Dividends in the form of shares are treated in the same way as bonus shares or nominal value changes. If the holder is granted the right to choose between cash dividends and stock dividends, it shall be assumed that cash dividends are selected.

Distributions Greater Than 10% of Market Capitalization. If the absolute amount of the accumulated distributions (dividends, bonus and special distributions, spin-offs or subscription rights on other share classes) between two regularly scheduled chaining dates accounts for more than 10% of the market capitalization of the distributing company on the day before the first distribution, then the part of the distribution exceeding the 10% will not be reinvested in a single stock but in the overall index portfolio by means of unscheduled chaining.

Capital Increases. The cit correction factors for capital increases (against cash contributions, or using company reserves) are equal to the product of (i) the quotient of (a) the closing price on the day before the ex-dividend date by (b) the result of (1) the closing price on the day before the ex-dividend date minus (2) the theoretical value of the subscription rights times (ii) the cit correction factor as of the previous day. The theoretical value of the subscription rights can be calculated as the quotient of (i) the result of (a) the closing price on the day before the ex dividend date minus (b) the subscription price minus (c) the dividend disadvantage divided by (ii) the sum of (a) the subscription ratio plus (b) 1. For capital increases using company reserves, the subscription price is equal to zero. The dividend disadvantage is equivalent to the last dividend paid or the proposed dividend published by financial data provides.

Capital Reductions. In the case of a simplified capital reduction, the cit correction factor is calculated as the product of (i) the quotient of (a) 1 divided by (b) the reduction ratio of the applicable company times (ii) the cit correction factor as of the previous day. In the event of a capital reduction and subsequent capital increase against additional contributions, the introduction of a new class of shares is handled by removing the old classes and including the new class with the corresponding computation of a chaining factor. This process makes two assumptions: first, that the last traded price could have been achieved; and second, that the released capital will be invested in the new class on the subsequent day. The new class is included in the index based on the respective opening price on the first day of the new quotation.

Nominal Value Changes and Share Splits. In the case of nominal value changes or stock splits, it is assumed that the respective price changes occur in proportion to the related nominal value or number of shares. The cit correction factor is calculated as the product of (i) the quotient of (a) the previous nominal value of the share class (or the new number of shares) divided by (b) the new nominal value of the share class (or the previous number of shares) times (ii) the cit correction factor as of the previous day.

Spin-offs. Where a company (“company A”) spins off one of its divisions into a new, independent company (“company B”), the adjustment is carried out as follows. A theoretical markdown cannot be calculated on an ex-ante basis since there is no closing price for the shares of the new company B. “B” shares are additionally included in the index at a price of zero on the ex-dividend date so as to avoid any index tracking errors. On their first trading day, following the Xetra® closing auction, “B” shares are once again removed from the index. At the same time, the cit correction factor of company A is calculated as the product of (i) 1 plus the quotient of (a) the product of (1) the cit correction factor for company B as of the previous day times (2) the closing price of “B” shares on their first trading day divided by (b) the product of (1) the cit correction factor for company A as of the previous day times (2) the closing price of “A” shares on the first trading day of “B” shares times (3) the subscription ratio times (ii) the cit correction factor for company A as of the previous day.

Subscription Rights on Other Share Classes. Where shareholders of a company (“class A”) are granted subscription rights to shares of another class (“class B”) of the same company, adjustments are based on two different scenarios. If the shares to which a subscription right exists are already listed in the index, the cit correction factor is computed as if it were a capital increase of class A shares, where the theoretical value of the subscription rights can be calculated as the quotient of (i) the result of (a) the closing price of class B shares on the day before the ex dividend date minus (b) the subscription price minus (c) the dividend disadvantage of class B divided by (ii) the sum of (a) the subscription ratio plus (b) 1. If it is a new issue of shares to which a subscription right exists, however, then the exact theoretical value of subscription rights cannot be calculated on an ex-ante basis since there is no closing price for the new class.  As a result, the index is corrected by determining the expected price for the new shares on the basis of the price difference between the ordinary and preference shares of comparable companies. This price is used in line with the procedure described above to compute the respective subscription right.

Accuracy and Corrections

Notifications about index calculation and production issues and errors are made publicly available. If Deutsche Börse AG becomes aware of internal index calculation errors or external errors (based on incorrect input data) within a trading day, intraday values of the MDAX® Index are corrected for that specific day insofar as technically feasible and economically reasonable. Intraday values that are not detected within the same trading day are not corrected, but will retroactively be flagged as invalid. If there are any deviations that are considered significant by Deutsche Börse AG, index close values will also generally be corrected retroactively, insofar as technically feasible and economically reasonable.

With the exception of extraordinary free-float adjustments, all index parameters that are determined and published by Deutsche Börse AG for a company in the context of data collection are only corrected or adjusted at the subsequent chaining date. This rule applies regardless of when Deutsche Börse AG becomes aware of facts that would have changed the index parameter values had they been known at the time of the calculation.

Licensing Agreement with Deutsche Börse AG

The notes are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse AG (the “Licensor”). The Licensor does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the MDAX® Index and/or the MDAX®, Xetra® and FWB® trademarks nor regarding the index value at a certain point in time or on a certain date nor in any other respect. The MDAX® Index is calculated and published by the Licensor. Nevertheless, as far as admissible under statutory law the Licensor will not be liable vis-à-vis third parties for potential errors in the index. Moreover, there is no obligation for the Licensor vis-à-vis third parties, including investors, to point out potential errors in the index.

Neither the publication of the MDAX® Index by the Licensor nor the granting of a license regarding the index as well as the MDAX®, Xetra® and FWB® trademarks for the utilization in connection with the notes or other securities or financial products that are derived from the the MDAX® Index, represents a recommendation by the Licensor for a capital investment or contains in any manner a warranty or opinion by the Licensor with respect to the attractiveness on an investment in the notes.

In its capacity as sole owner of all rights to the MDAX® Index and the MDAX®, Xetra® and FWB® trademarks, the Licensor has solely licensed to the issuer of the notes the utilization of the MDAX® Index and the MDAX®, Xetra® and FWB® trademarks as well as any reference to the MDAX® Index and the MDAX®, Xetra® and FWB® trademarks in connection with the notes.

The Swiss Market Index (SMI®)

The SMI®, which we also refer to in this description as the “index”, was first launched with a base level of 1,500 as of June 30, 1988. The index is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “Exchange”).

The index is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the Swiss Stock Exchange. The Exchange has outsourced certain aspects of the benchmark determination process, essentially the development and maintenance of its indices as described below, to STOXX Limited in Zurich, Switzerland. All matters regarding the index that require a decision, including regarding processes outsourced to STOXX, are submitted to the Management Committee. The Management Committee of SIX Swiss Exchange is supported by an Index Commission (advisory board) in all index-related matters, notably in connection with changes to the index rules and adjustments, additions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.

As of May 13, 2016, the top ten constituents of the index (and their respective weightings in the index) were: Nestle SA (24.25%); Novartis AG (19.02%); Roche Holding AG (17.93%); UBS AG (5.51%); ABB Ltd (4.01%); Syngenta AG (3.90%); Cie Financiere Richemont SA (3.29%); Zurich Insurance Group (3.12%); Swiss Re AG (3.06%); and Credit Suisse Group AG (2.53%).

As of May 13, 2016, the ICB industry sectors in the index (and their respective weights) were: Basic Materials (5.50%), Consumer Goods (28.57%), Financials (15.98%), Health Care (38.57%), Industrials

(10.05%), Oil & Gas (0.00%) and Telecommunications (1.34%) (may not sum to 100% due to rounding). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

SMI® Composition and Selection Criteria

The index is comprised of the 20 highest ranked stocks traded on the Swiss Stock Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies, although in some cases foreign issuers with a primary listing on the Swiss Stock Exchange that submit to certain reporting requirements or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the Swiss Stock Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•                average free-float market capitalization (compared to the capitalization of the entire Swiss Stock Exchange index family), and

•                cumulative on order book turnover (compared to the total turnover of the Swiss Stock Exchange index family).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the index.

The index is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. The reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists are also published following the end of the third, fourth and first financial quarters.

In order to reduce turnover, an index constituent will not be replaced unless it is ranked below 23 or, if it is ranked 21 or 22, if another share ranks 18 or higher. If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the Swiss Stock Exchange, it will not be included in the index unless it ranks at least 18 or better on the selection list solely on the basis of its turnover on those exchanges on which it has a primary listing (i.e., without considering its free float).

Maintenance of the Index

Constituent Changes. In the case of major market changes as a result of capital events such as mergers or new listings, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the index outside the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the index are no longer fulfilled. As a general rule, extraordinary acceptances into the index take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the 5th trading day prior to the end of November cannot be included until the following March). An announced insolvency is deemed to be an extraordinary event and the security will be removed from the index five trading days’ prior notice if the circumstances permit such notice.

Number of Shares and Free Float. The securities included in the index are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for the purposes of index calculation.

Fundamentally deemed to be shares held in firm hands are shareholdings that have been acquired by one person or a group of persons in companies domiciled in Switzerland and which, upon exceeding 5%, have been reported to the Exchange. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the Exchange may also use other sources than the reports submitted to it. In particular, the Exchange may use data gained from issuer surveys that it conducts itself.

In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating regardless of whether a report has been made to the Exchange. The Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the index because it does not confer voting rights.

The number of securities in the index and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are provisionally pre-announced at least one month before the adjustment date, although the index sponsor reserves the right to take account of recent changes up to five trading days before the adjustment date in the actual adjustment.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the index, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively, occurs from one trading to the next and is in conjunction with a corporate action.

After a takeover, the index sponsor may, in exceptional cases, adjust the free float of the company in question upon publication of the end results after a five-day notification period or may exclude the security from the relevant index family. When an insolvency has been announced, an extraordinary adjustment will be made and the affected security will be removed from the index after five trading days’ notice, and a replacement will be determined based on the current selection list.

The index sponsor reserves the right to make an extraordinary adjustment, in exceptional cases, without observing the notification period.

Calculation of the Index

The index sponsor calculates the index using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Swiss Market	=	Free Float Market Capitalization of the SMI®
Index		Divisor

The “free float market capitalization of the SMI®” is equal to the sum of the product of the last-paid price, the number of shares, the free float factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. (As of October 3, 2014, all stocks in the index are denominated in Swiss Francs, known as CHF). The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, the index sponsor will use the last reported price for such component stock. Only prices from the Exchange’s electronic order book are used in calculating the index.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the index and is adjusted to reflect changes in market capitalization due to corporate events. The divisor value as of May 13, 2016 is 121,905,331.

Below are common corporate events and their impact on the divisor of the index.

Event	Divisor Change?
Regular cash dividend	No
Repayments of capital through reduction of a share’s par value	No
Special dividends, anniversary bonds and other extraordinary payments that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary.	Yes
Share dividends (company’s own shares)	No
Share dividend (shares of another company)	Yes

The index sponsor reserves the right to respond to any other corporate events with divisor adjustments or, in extraordinary circumstances, to depart from the provisions set forth above.

License Agreement between SIX Swiss Exchange and GS Finance Corp.

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to GS Finance Corp., other than the licensing of the SMI® and the related trademarks for use in connection with the offered notes.

SIX Swiss Exchange and its Licensors do not:

•                sponsor, endorse, sell or promote the offered notes.

•                recommend that any person invest in the offered notes or any other securities.

•                have any responsibility or liability for or make any decisions about the timing, amount or pricing of the offered notes.

•                have any responsibility or liability for the administration, management or marketing of the offered notes.

•                consider the needs of the offered notes or the owners of the offered notes in determining, composing or calculating the SMI® or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the offered notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the offered notes or any other third parties.

Specifically,SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

•                The results to be obtained by the offered notes, the owner of the offered notes or any other person in connection with the use of the SMI® and the data included in the SMI®;

•                The accuracy, timeliness, and completeness of the SMI® and its data;

•                The merchantability and the fitness for a particular purpose or use of the SMI® and its data;

•                The performance of the offered notes generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI® or its data;

Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI® or its data or generally in relation to the offered notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between GS Finance Corp. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the offered notes or any other third parties.

The STOXX® Europe 600 Index

The STOXX® Europe 600 Index, which we refer to as the index, is a free float capitalization-weighted index of 600 stocks, created by STOXX Limited, the index sponsor. The index is designed to provide a broad yet investable representation of the largest (by free float market capitalization) companies of 18 European countries and contains a fixed number of 600 components with a weighting cap of 20%. The index was introduced on June 15, 1998 based on an initial index value of 100 at December 31, 1991. The level of the index is disseminated on, and additional information about the index is published on, the STOXX Limited website: http://www.stoxx.com and on Bloomberg under the ticker SXXP (real-time Euro-denominated price return calculation). We are not incorporating by reference the STOXX website or any material it includes in this prospectus supplement. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of the index at any time.

The top ten constituent stocks of the index as of May 16, 2016, by weight, are: Nestle SA (2.97%), Novartis AG (2.36%), Roche Holding AG (2.20%), HSBC Holdings plc (1.51%), Total SA (1.49%), British American Tobacco plc (1.41%), Royal Dutch Shell plc (1.33%), Novo Nordisk A/S (1.29%), GlaxoSmithKline plc (1.26%) and Anheuser Busch Inbev SA (1.20%); constituent weights may be found at https://www.stoxx.com/document/Bookmarks/CurrentFactsheets/SXXGR.pdf and are updated periodically.

As of May 13, 2016, the sector weightings which comprise the index are: Consumer Discretionary (11.75%), Consumer Staples (14.99%), Energy (5.51%), Financials (20.73%), Health Care (13.69%), Industrials (12.81%), Information Technology (4.37%), Materials (7.07%), Telecommunication Services (4.87%), Utilities (4.17%) and Other (0.03%); sector weightings may be found at https://www.stoxx.com/document/Bookmarks/CurrentFactsheets/SXXGR.pdf and are updated periodically. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of May 16, 2016, the eighteen countries which comprise the index represent the following weights in the index: Austria (0.28%), Belgium (2.21%), Czech Republic (0.07%), Denmark (3.03%), Finland (1.58%), France (15.24%), Germany (13.54%), Greece (0.13%), Ireland (0.99%), Italy (3.46%), Luxembourg (0.26%), the Netherlands (4.29%), Norway (0.91%), Portugal (0.25%), Spain (4.78%), Sweden (4.55%), Switzerland (13.97%) and the United Kingdom (30.44%); top 10 country weightings may be found at https://www.stoxx.com/document/Bookmarks/CurrentFactsheets/SXXGR.pdf and are updated periodically.

Component Selection

The composition of the index is reviewed by STOXX Limited quarterly and changes are typically implemented on the third Friday of every March, June, September and December, with effect on the next trading day. If the third Friday of the relevant month is not a trading day, then the implementation occurs on the next trading day, with effect on the following trading day. In connection with the quarterly review, the eligible stocks in the STOXX® Europe Total Market Index are ranked in terms of free float market capitalization to produce the selection list for the index. The STOXX® Europe Total Market Index consists of the top 95% (subject to applicable buffer rules) by free-float market capitalization of the total equity having a country assignment in one of the eighteen countries listed above (based on based on the country of incorporation, the primary listing and the country with the largest trading volume; American and depositary receipts are assigned to the same country as the stock on which the receipt is issued) and traded on the Athens Stock Exchange, NASDAQ OMX Copenhagen, NYSE EURONEXT Lisbon, Bolsa De Madrid, NASDAQ OMX Helsinki, NYSE EURONEXT Paris, Borsa Italiana, NASDAQ OMX Iceland, Oslo Børs, Deutsche Börse, NASDAQ OMX Stockholm, SIX Swiss Exchange, Irish Stock Exchange, NYSE EURONEXT Amsterdam, Vienna Stock Exchange, London Stock Exchange, NYSE EURONEXT Brussels.

The selection list for the index is updated and published on a monthly basis according to the review component selection process in case a replacement is needed for a deletion. To create the selection list for the index, for each company having more than one eligible class of stock, only the most liquid class is eligible, and a liquidity screen of a 3-month average daily trading volume of greater than one million Euros is applied to the eligible stocks. The eligible stocks remaining after application of the liquidity screen are ranked by their free float market capitalizations.

At the quarterly review, the largest 550 stocks on the selection list qualify for selection for the index. The remaining 50 stocks for the index are selected from the current components ranked between 551 and 750 that meet all of the criteria (including the liquidity screen). If the number of stocks selected is still below 600, the largest (by free float market capitalization) stocks on the selection list are selected until there are 600 stocks.

Ongoing Maintenance

The component stocks of the EURO STOXX 50® Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

A deleted stock is replaced by the highest-ranked non-component on the selection list in the STOXX Europe Total Market Index to maintain the fixed number of stocks in the index.

In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition to the index if it is equal to or above 550 on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks. Additions and deletions in connection with a quarterly review are announced on the fourth Tuesday prior to the review implementation month.

The free float factors and outstanding number of shares for each index stock that STOXX Limited uses to calculate the index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. These changes are announced five trading days before they are implemented. Certain extraordinary adjustments to the factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. The free float factor reduces the index stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares). In addition, the weight of each component in the index is capped at 20% of the index’s total free float market capitalization.

Index Calculation

STOXX Limited calculates the index using the “Laspeyres formula,” which measures the aggregate price changes in the index stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the index. The formula for calculating the index value can be expressed as follows:

Free Float Market Capitalization of the STOXX® Europe 600 Index
STOXX® Europe 600 Index =	Divisor

The “free float market capitalization of the index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the index is being calculated. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock. If an index stock trades in a currency other than Euros, its stock price is converted into Euros using the midpoint between the latest real-time bid and ask prices for that currency. The closing index level is calculated by converting non-Euro stock prices to Euros using fixed foreign exchange rates (WM fixed exchange rates).

In case the investability and tradability of the index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:

•                application of expert judgment for index component pricing data,

•                adjustment of operational procedures,

•                postponement of index adjustments,

•                adjustment of selection lists,

•                change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or

•                adjustment of index compositions.

STOXX® Europe 600 Index Divisor

The index is calculated using a divisor that helps to maintain the continuity of the index’s value so that corporate actions do not artificially increase or decrease the level of the index. The divisor is calculated by starting with the previous divisor in effect for the index (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the index, plus or minus the difference between the closing market capitalization of the index and the adjusted closing market capitalization of the index, and the denominator of which is the previous free float market capitalization of the index. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.

Divisor Adjustments

STOXX Limited adjusts the divisor for the index to maintain the continuity of the index values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the index stock will receive “B” new shares for every “A” share held (where applicable) and assuming that the version of the index to which your notes are linked is the price return version. All adjusted prices consider withholding taxes based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.

(1)                                 Special cash dividend:

Adjusted price = closing price – dividend announced by the company * (1 - withholding tax if applicable)

Divisor: decreases

(2)                                 Split and reverse split:

Adjusted price = closing price * A / B

New number of shares = old number of shares * B / A

Divisor: no change

(3)                                 Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: increases

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

Extremely dilutive rights issues having a share ratio larger or equal to 2000% (B / A > 20) are treated as follows:

STOXX will announce the deletion of the company from all indices following the standard rules for index replacements if sufficient notice of two trading days before the ex-date can be given.

The company may enter the indices again at the next periodic index review, but only after the new rights issue shares have been listed.

Extremely dilutive rights issues for which two trading days’ notice before the ex-date cannot be given, and all highly dilutive rights issues having a share ratio larger or equal to 200% (B / A > 2) are treated as follows:

•                The rights issue shares are included into the indices with a theoretical price on the ex-date;

•                The rights issue shares must be listed on an eligible stock exchange and tradable starting on the ex-date, otherwise, only a price adjustment is made and the rights are not included;

•                The rights issue shares will have the same parameters as the parent company;

•                The rights issue shares will be removed after their first trading day at the close; and

•                The number of shares and weighting factors will be increased after the new rights issue shares have been listed.

(4)                                 Stock dividend:

Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: no change

(5)                                 Stock dividend from treasury stock if treated as extraordinary dividend:

Adjusted close = close – close * B / (A + B)

Divisor: decreases

(6)                                 Stock dividend of another company:

Adjusted price = (closing price * A – price of other company * B) / A

Divisor: decreases

(7)                                 Return of capital and share consolidation:

Adjusted price = [closing price – capital return announced by company * (1– withholding tax)] * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(8)                                 Repurchase of shares / self-tender:

Adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(9)                                 Spin-off:

Adjusted price = (closing price * A – price of spin-off shares * B) / A

Divisor: decreases

(10)                          Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held; and

If A is not equal to one, all the following “new number of shares” formulae need to be divided by A.

If rights are applicable after stock distribution (one action applicable to another):

Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Divisor: increases

If stock distribution is applicable after rights (one action applicable to another):

Adjusted price = (closing price * A + subscription price * C) / [(A + C) * (1 + B / A)]

New number of shares = old number of shares * [(A + C) * (1 + B / A)]

Divisor: increases

Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

(11)                          Addition/deletion of a company

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

(13)                          Free float and shares changes

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement between STOXX Limited and Goldman Sachs

STOXX and its licensors (the “Licensors”) have no relationship to GS Finance Corp., other than the licensing of the STOXX® Europe 600 Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

•                  Sponsor, endorse, sell or promote the notes.

•                  Recommend that any person invest in the notes or any other securities.

•                  Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

•                  Have any responsibility or liability for the administration, management or marketing of the notes.

•                  Consider the needs of the notes or the owners of the notes in determining, composing or calculating the STOXX® Europe 600 Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•                   STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•               The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the STOXX® Europe 600 Index and the data included in the STOXX® Europe 600 Index;

•               The accuracy or completeness of the STOXX® Europe 600 Index and its data;

•               The merchantability and the fitness for a particular purpose or use of the STOXX® Europe 600 Index and its data;

•               STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the STOXX® Europe 600 Index or its data;

•         Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between GS Finance Corp. and STOXX is solely for their benefit, and the benefit of certain affiliates of GS Finance Corp., and not for the benefit of the owners of the notes or any other third parties.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of any underlier as an indication of the future performance of the underliers.  We cannot give you any assurance that the future performance of the underliers or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers.  The actual performance of the underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each index from May 17, 2006 through May 17, 2016.  The graphs are for illustrative purposes only. We obtained the closing levels listed in the tables and shown in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the CAC 40® Index
Closing Level
7000
6000
5000
4000
3000
2000
1000
0
May-06
May-07
May-08
May-09
May-10
May-11
May-12
May-13
May-14
May-15
May-16

Historical Performance of the MDAX® Index
Closing Level
25000
20000
15000
10000
5000
0
May-06
May-07
May-08
May-09
May-10
May-11
May-12
May-13
May-14
May-15
May-16

Historical Performance of the Swiss Market Index
Closing Level
12000
10000
8000
6000
4000
2000
0
May-06
May-07
May-08
May-09
May-10
May-11
May-12
May-13
May-14
May-15
May-16

Historical Performance of the Underliers

The following graph shows the performance of each of the underliers as well as the composite of the three weighted basket indexes from May 17, 2006 through May 17, 2016.  The graph is based on the closing levels of the underliers for the period from May 17, 2006 through May 17, 2016.  The closing levels have been normalized such that the graph shows the percentage change in the underliers and the composite of the weighted basket indexes over that term as compared to the respective closing levels of the underliers on May 17, 2006.  The actual performance of the underliers and the composite of the weighted basket indexes over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.  You should not take the historical performance of the underliers as an indication of the future performance of the underliers or the correlation (if any) between the levels of the underliers.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax exempt organization;

•                  a common trust fund;

•                  a partnership;

•                  a regulated investment company;

•                  a person that owns a note as a hedge or that is hedged against interest rate risks;

•                  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes (including payment at maturity) made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests.  Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. expects to agree to sell to GS&Co., and GS&Co. expects to agree to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement.  GS&Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this prospectus supplement, and to certain securities dealers at such prices less a concession not in excess of        % of the face amount. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of      % of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount set forth on the front cover page of this prospectus supplement from GS&Co.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on May 25, 2016, which is expected to be the third scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

GS&Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) or the FIEA. The offered notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This prospectus supplement, along with the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 274A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the offered notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Conflicts of Interest

GS& Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement the accompanying prospectus is current only as of the respective dates of such documents.

		$ GS Finance Corp. Underlier-Linked Relative Performance Notes due guaranteed by The Goldman Sachs Group, Inc. Goldman, Sachs & Co. JPMorgan Placement Agent

Summary Information	S-2
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-13
Specific Terms of Your Notes	S-23
Use of Proceeds	S-30
Hedging	S-30
The Underliers	S-31
Supplemental Discussion of Federal Income Tax Consequences	S-60
Employee Retirement Income Security Act	S-64
Supplemental Plan of Distribution	S-65

Prospectus Supplement dated December 22, 2015
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-16
United States Taxation	S-17
Employee Retirement Income Security Act	S-18
Supplemental Plan of Distribution	S-19
Validity of the Notes and Guarantees	S-19

Prospectus dated December 22, 2015
Available Information	2
Prospectus Summary	3
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	6
Use of Proceeds	7
Description of Debt Securities We May Offer	8
Description of Warrants We May Offer	35
Description of Units We May Offer	47
GS Finance Corp	51
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Floating Rate Debt Securities	57
Considerations Relating to Indexed Securities	58
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	61
United States Taxation	64
Plan of Distribution	76
Conflicts of Interest	78
Employee Retirement Income Security Act	78
Validity of the Securities and Guarantees	79
Experts	79
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	79
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	79